Exhibit 10.1

AMENDMENT NO. 1 TO
INVESTMENT MANAGEMENT TRUST AGREEMENT

January 25, 2022

THIS AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of January 25, 2022, by and between ACE Convergence Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated as of July 27, 2020, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, following the closing of the Offering, a total of $230.0 million of the net proceeds from the Offering and the sale of the Private Placement Warrants was placed in the Trust Account;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account, including interest (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses and which interest shall be net of any taxes payable), to the Public Shareholders of record as of the date which is eighteen (18) months after the closing of the Offering;

WHEREAS, Section 1(k) of the Trust Agreement provides that the Trustee shall distribute the amount requested by the Company to be used to redeem Ordinary Shares from Public Shareholders properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association to redeem 100% of the Company’s public shares if it does not complete its initial Business Combination within eighteen (18) months from the closing of the Offering;

WHEREAS, Section 6(c) of the Trust Agreement provides that Sections 1(i) and 1(k) of the Trust Agreement may only be modified, amended or deleted with the affirmative vote of sixty five percent (65%) of the then outstanding Ordinary Shares and Class B Ordinary Shares, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares”) voting together as a single class;

WHEREAS, pursuant to an annual general meeting of the shareholders of the Company, at least sixty five percent (65%) of the then outstanding Ordinary Shares and Class B Ordinary Shares, voting together as a single class, voted affirmatively to approve this Amendment; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendment to Trust Agreement.

1.1.            Amendment No. 1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B signed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by Cantor Fitzgerald & Co., and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses and which interest shall be net of any taxes payable, it being understood that the Trustee has no obligation to monitor or question the Company’s position that an allocation has been made for taxes payable), only as directed in the Termination Letter and the other documents referred to therein; provided, that, in the case a Termination Letter in the form of Exhibit A is received, or (y) upon July 13, 2022, or such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses and which interest shall be net of any taxes payable), shall be distributed to the Public Shareholders of record as of such date;

1.2.            Amendment No. 2. Section 1(k) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(k) Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit D (a “Shareholder Redemption Withdrawal Instruction”), the Trustee shall distribute on behalf of the Company the amount requested by the Company to be used to redeem Ordinary Shares from Public Shareholders properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses (a “Business Combination”) or to redeem 100% of the Company’s public shares if it does not complete its initial Business Combination by July 13, 2022, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity. The written request of the Company referenced above shall constitute presumptive evidence that the Company is entitled to distribute said funds, and the Trustee shall have no responsibility to look beyond said request; and

2.             Miscellaneous Provisions.

2.1.            Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.            Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3.            Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4.            Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5.            Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.            Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Continental Stock Transfer & Trust Company,
as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

ACE Convergence Acquisition Corp.

By:	/s/ Behrooz Abdi
	Name:	Behrooz Abdi
	Title:	Chief Executive Officer and Chairman of the Board of Directors